EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the amended and restated 2010 Long Term Stock Incentive Plan of Ralph Lauren Corporation of our reports dated May 23, 2013, with respect to the consolidated financial statements of Ralph Lauren Corporation and the effectiveness of internal control over financial reporting of Ralph Lauren Corporation included in its Annual Report (Form 10-K) for the year ended March 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
September 24, 2013